EXHIBIT 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2010 EARNINGS AND

FOURTH QUARTER CONFERENCE CALL

HOUSTON, TEXAS APRIL 14, 2010-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Truck Body, LLC, Morgan Olson LLC, Truck Accessories Group, LLC, and the Specialty Manufacturing Division released unaudited revenues and earnings for the three months ended December 31, 2010 and audited revenues and earnings for the twelve months ended December 31, 2010.  The summarized results from operations were as follows (in thousands):

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
Net Sales
Morgan	$38,710	$32,906	$197,383	$146,902
Morgan Olson	19,113	19,232	85,834	61,593
Truck Accessories	27,353	26,961	123,890	115,607
Specialty Manufacturing	38,527	30,796	148,409	157,925
JBPCO (Corporate)	(450)	(358)	(1,955)	(1,380)
Total	$123,253	$109,537	$553,561	$480,647
Operating Income
Morgan	$561	$170	$8,601	$1,156
Morgan Olson	1,359	2,097	5,101	2,565
Truck Accessories	2,611	2,061	12,687	7,839
Specialty Manufacturing	(3,679)	(2,329)	(1,760)	2,937
JBPCO (Corporate)	(4,495)	(947)	(10,266)	(3,637)
Total	$(3,643)	$1,052	$14,363	$10,860
EBITDA Calculation:
Operating Income	$(3,643)	$1,052	$14,363	$10,860
Add: Depreciation, amortization and other non-cash items	5,869	3,896	18,846	17,530
EBITDA (1)	$2,226	$4,948	$33,209	$28,390

Net cash generated was approximately $7.3 million for the three months ended December 31, 2010 and as of that date we had approximately $58 million of cash and $49 million of available borrowing capacity under our revolving credit facility.

The fourth quarter bondholder’s call will be held on Wednesday April 20, 2011 at 3:00 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (888) 517-2470 or for international callers (630) 827-6818 and the conference ID number: 7512313#.  A replay of the call will be available for four weeks after the call and may be accessed by dialing (888) 843-7419 or for international callers (630) 652-3042, and using the access code 7512313#.

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 3-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, plastics based packaging materials and provides precision machining services.

(1)          “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our 8.75% Notes outstanding.  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

Contact:   Michael O’Connor, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800